SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 13, 2009

(Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation or		Number)
organization)

Federal Way, Washington 98063-9777

(Address of principal executive offices)
(zip code)

Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01.  Regulation FD Disclosure

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 7.01. REGULATION FD DISCLOSURE

On August 13, 2009, Weyerhaeuser Company issued a press release stating the following:

Weyerhaeuser To Sell 140,000 Acres of Non-Strategic Timberlands in Oregon

FEDERAL WAY, Wash. – Weyerhaeuser Company (NYSE:WY) today announced it has agreed to sell approximately 140,000 acres of timberlands in northwestern Oregon to an entity affiliated with The Campbell Group LLC for approximately $300 million. The sale is expected to close in the third quarter of 2009. The transaction is expected to contribute approximately $100 million after-tax to third quarter earnings. The sale represents Weyerhaeuser’s continued focus on improving financial flexibility and liquidity.

In addition to the Oregon property, the company announced that it will hold discussions with interested buyers to evaluate the sale of up to an additional 82,000 acres in as many as five tracts of land in southwestern Washington state.

The land sold and for sale represent about 10 percent of company holdings in the Pacific Northwest. Nationwide, Weyerhaeuser will continue to own and manage more than 6 million acres of timberlands.

“The land sale represents a strategic re-balancing of our timberlands,” said Dan Fulton, Weyerhaeuser president and CEO. “We have a competitive advantage in growing and processing Douglas fir, and the sale focuses our Western operations on managing that species. While the land sold and for sale is high-quality, productive timberlands, the stands are predominantly hemlock, spruce and species other than Douglas Fir.”

Following the sales, Weyerhaeuser will own or manage nearly 1 million acres of timberland in Oregon and will operate in more than 20 locations across the state. In Washington state, it will own or manage more than 1 million acres of timberland and will operate in more than 20 locations, including its corporate headquarters in Federal Way. Weyerhaeuser employs nearly 6,000 people in the region.

“Trees and land are still the core of our company,” Fulton said. “We continue to be one of the largest private landowners in the Pacific Northwest, and we remain committed to this region for the long term.”

About the Buyer

Portland, Ore.-based The Campbell Group LLC is a vertically integrated, full-service timberland investment advisory firm founded in 1981, to acquire and manage timberland for investors. Its focus is exclusively on creating acquisition opportunities and managing them to produce superior risk-adjusted returns. The Campbell Group manages over 2.85 million acres representing over $5.3 billion in timberland assets. It is one of the largest timber investment managers in the world. More information about The Campbell Group LLC is available at http://www.campbellgroup.com.

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2008, sales were $8 billion. It has offices or operations in 10 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Jeanne Hillman
Its: Vice President and Chief Accounting Officer

Date:  August 13, 2009